                                  EXHIBIT 8.1

                        SUBSIDIARIES OF MFC BANCORP LTD.

NAME                                                 JURISDICTION OF INCORPORATION   SHAREHOLDERS YEAR END
----                                                 -----------------------------   ---------------------
MFC Merchant Bank S.A.                                        Switzerland                     100%
Constitution Insurance Company of Canada                        Canada                        100%
Hovis GmbH                                                      Austria                      95.5%
TriMaine Holdings, Inc.                                   State of Washington                  81%
Trimble Resources Corporation                                   Canada                       53.3%
Drummond Financial Corporation                            State of Washington                50.1%(1)

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(1) MFC owns 3.0 million preferred shares of Drummond Financial Corporation
    ("Drummond"), which gives MFC, in the aggregate, control of 76% of the voting power in Drummond.

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